EXHIBIT 10.59

[            ] FIXED ALLOWANCE DEFERRED CASH AWARD

This Award Agreement governs your              Fixed Allowance deferred cash award (your “Award”), granted to you effective              (the “Award Date’). You should read carefully this entire Award Agreement, which includes the Award Statement and any attached Appendix.

ACCEPTANCE

1. You Must Decide Whether to Accept this Award Agreement. To be eligible to receive your Award, you must by the date specified agree to all the terms of your Award by executing this Award Agreement and returning the executed signature page in accordance with its instructions. By executing this Award Agreement, you confirm your agreement to all of the terms of this Award Agreement, including the arbitration and choice of forum provisions in Paragraph 13.

DOCUMENTS THAT GOVERN YOUR AWARD; DEFINITIONS

2. Your Award Statement. The Award Statement delivered to you contains some of your Award’s specific terms. For example, it contains the amount of your Award (the “Award Amount”).

3. Definitions. Capitalized terms that are not defined in the body of this Award Agreement are defined in the Definitions Appendix, which also includes terms that are defined in The Goldman Sachs Amended and Restated Stock Incentive Plan (2015) (the “Plan”).

4. The Goldman Sachs Amended and Restated Stock Incentive Plan (2015). Certain provisions of the Plan apply to this Award. Any reference to a Plan provision in this Award Agreement means that such provision applies to this Award and that such provision is expressly incorporated by reference into this Award Agreement. Any references to “Grantee” in the Plan shall be deemed to refer to you, any references to an “Award” shall be deemed to refer to this Award of deferred cash, any references to “shares of Common Stock” shall be deemed to refer to the Award Amount and any references to “delivery” shall be deemed to refer to payment.

AWARD

5. Award. This Award constitutes an unfunded and unsecured promise to pay (or cause to be paid) to you in cash, subject to the terms and conditions of this Award Agreement, the Award Amount, plus applicable earnings as described in Paragraph 8, on the date or dates provided in this Award Agreement.

VESTING OF YOUR AWARD

6. Vesting. Your Award is Vested. When an Award is Vested, it means that your continued active Employment is not required for payment of that portion of your Award. The terms of this Award Agreement (including conditions to payment) continue to apply to your Vested Award.

PAYMENT OF YOUR AWARD AMOUNT; EARNINGS

7. Payment of the Award Amount. The Award Amount (less applicable withholding as described in Paragraph 10(a)) will be paid to you in three substantially equal installments in each of             ,              and              (each such date, a “Payment Date”). Until such payment, you have only the rights of a general unsecured creditor of the Firm. The Firm may accelerate any Payment Date by up to 30 days.

8. Earnings. During the period between the Date of Grant and the last applicable Payment Date (or such earlier date as you may receive payment of all amounts due to you under the Award), any unpaid portion of the Award Amount will be credited with earnings on the last day of the calendar year that immediately precedes the Payment Date at a rate of             , provided, however, in the event you receive payment on a date earlier than the applicable Payment Date, any unpaid portion of the Award Amount will be credited with the pro-rata portion of such earnings (based upon the number of days in the calendar year in which such payment occurs, or such other method as may be determined by the Firm). Such credited earnings (less applicable withholding as described in Paragraph 10(a)) will be paid to you on each Payment Date in accordance with Paragraph 7 above.

EXCEPTIONS TO PAYMENT DATES

9. Accelerated Payment in the Event of a Qualifying Termination After a Change in Control, Conflicted Employment or Death. In the event of your Qualifying Termination After a Change in Control, Conflicted Employment or death, each as described below, your Outstanding Award will be treated as described in this Paragraph 9.

(a) You Have a Qualifying Termination After a Change in Control. If your Employment terminates when you meet the requirements of a Qualifying Termination After a Change in Control, an amount equal to any unpaid portion of your Award will be paid to you.

(b) You Are Determined to Have Accepted Conflicted Employment.

(i) Generally. If your Employment terminates solely because you resign to accept Conflicted Employment, as soon as practicable after the Firm has received satisfactory documentation relating to your Conflicted Employment, an amount equal to any unpaid portion of your Award will be paid to you. In addition, if, following your termination of Employment, you notify the Firm and provide the Firm with satisfactory documentation that you are accepting Conflicted Employment, an amount equal to any unpaid portion of your Award will be paid to you.

(ii) You May Have to Take Other Steps to Address Conflicts of Interest. The Firm retains the authority to exercise its rights under the Award Agreement to take or require you to take other steps it determines in its sole discretion to be necessary or appropriate to cure an actual or perceived conflict of interest (which may include a determination that the accelerated payment described in Paragraph 9(b)(i) will not apply because such action is not necessary or appropriate to cure an actual or perceived conflict of interest).

(c) Death. If you die, an amount equal to any unpaid portion of your Award will be paid to the representative of your estate as soon as practicable after the date of death and after such documentation as may be requested by the Firm is provided to the Firm.

OTHER TERMS, CONDITIONS AND AGREEMENTS

10. Additional Terms, Conditions and Agreements.

(a) You Must Satisfy Applicable Tax Withholding Requirements. Payment of your Award is conditioned on your satisfaction of any applicable withholding taxes in any manner described in Section 3.2 of the Plan (which includes the Firm deducting or withholding amounts from any payment to you). To the extent permitted by applicable law, the Firm, in its sole discretion, also may require you to provide amounts equal to all or a portion of any Federal, state, local, foreign or other tax obligations imposed on you or the Firm in connection with the grant or payment of this Award by requiring you to remit such amount in cash (or through payroll deduction or otherwise). In addition, if you are an individual with separate employment contracts (at any time during and/or after the Firm’s              fiscal year), the Firm, in its sole discretion, may require you to provide for a reserve in an amount the Firm determines is advisable or necessary in connection with any actual, anticipated or potential tax consequences related to your separate employment contracts by requiring you to remit such amount in cash (or through payroll deduction or otherwise). In no event, however, does this Paragraph 10(a) give you any discretion to determine or affect the timing of the payment of the Award or the timing of payment of tax obligations.

(b) You Agree to Certain Consents, Terms and Conditions. By accepting this Award you understand and agree that:

(i) You Agree to Certain Consents as a Condition to the Award. You have expressly consented to all of the items listed in Section 3.3.3(d) of the Plan, including the Firm’s supplying to any third-party recordkeeper of the Award or other person such personal information of yours as the Firm deems advisable to administer the Award, and you agree to provide any additional consents that the Firm determines to be necessary or advisable;

(ii) You Are Subject to the Firm’s Policies, Rules and Procedures. You are subject to the Firm’s policies in effect from time to time concerning confidential or proprietary information;

(iii) You Will Be Deemed to Represent Your Compliance with All the Terms of Your Award if You Accept Payment. You will be deemed to have represented and certified that you have complied with all of the terms of this Award Agreement when you accept payment of your Award;

(iv) Firm May Deliver Your Award into an Escrow Account. The Firm may establish and maintain an escrow account on such terms (which may include your executing any documents related to, and your paying for any costs associated with, such account) as it may deem necessary or appropriate, and the payment of your Award may initially be made into and held in that escrow account until such time as the Firm has received such documentation as it may have requested or until the Firm has determined that any other conditions or restrictions on payment required by this Award Agreement have been satisfied;

(v) You Must Comply with Applicable Deadlines and Procedures to Appeal Determinations Made by the Firm. In order to appeal a determination by the Firm, or any of its delegates or designees, you must submit a written request for the appeal within 180 days after receipt of any such determination. You must exhaust all administrative remedies before seeking to resolve a dispute through arbitration pursuant to Paragraph 13 and Section 3.17 of the Plan.

(vi) You Agree that any Covered Person Shall Not Have Liability. In addition to and without limiting the generality of the provisions of Section 1.3.5 of the Plan, neither the Firm nor any Covered Person will have any liability to you or any other person for any action taken or omitted in respect of this or any other Award.

11. Non-transferability. Unless otherwise determined by the Firm, none of your rights under this Award shall be permitted to be sold, exchanged, transferred, assigned, pledged, hypothecated, fractionalized or otherwise disposed of, whether voluntarily or involuntarily, and any purported sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization or other disposition in violation of this Paragraph shall be void.

12. Right of Offset. Except as provided in Paragraph 15(f), the obligation to make any payment under this Award Agreement is subject to Section 3.4 of the Plan, which provides for the Firm’s right to offset against such obligation any outstanding amounts you owe to the Firm and any amounts the Firm deems appropriate pursuant to any tax equalization policy or agreement.

ARBITRATION, CHOICE OF FORUM AND GOVERNING LAW

13. Arbitration; Choice of Forum.

(a) BY ACCEPTING THIS AWARD, YOU ARE INDICATING THAT YOU UNDERSTAND AND AGREE THAT THE ARBITRATION AND CHOICE OF FORUM PROVISIONS SET FORTH IN SECTION 3.17 OF THE PLAN ARE EXPRESSLY INCORPORATED HEREIN BY REFERENCE AND WILL APPLY TO THIS AWARD. THESE PROVISIONS, WHICH ARE EXPRESSLY INCORPORATED HEREIN BY REFERENCE, PROVIDE AMONG OTHER THINGS THAT ANY DISPUTE, CONTROVERSY OR CLAIM BETWEEN THE FIRM AND YOU ARISING OUT OF OR RELATING TO OR CONCERNING THE PLAN OR THIS AWARD AGREEMENT WILL BE FINALLY SETTLED BY ARBITRATION IN NEW YORK CITY, PURSUANT TO THE TERMS MORE FULLY SET FORTH IN SECTION 3.17 OF THE PLAN.

(b) To the fullest extent permitted by applicable law, no arbitrator will have the authority to consider class, collective or representative claims, to order consolidation or to join different claimants or grant relief other than on an individual basis to the individual claimant involved.

(c) Notwithstanding any applicable forum rules to the contrary, to the extent there is a question of enforceability of this Award Agreement arising from a challenge to the arbitrator’s jurisdiction or to the arbitrability of a claim, it will be decided by a court and not an arbitrator.

(d) All references to the New York Stock Exchange in Section 3.17 of the Plan will be read as references to the Financial Industry Regulatory Authority.

(e) The Federal Arbitration Act governs interpretation and enforcement of all arbitration provisions under the Plan and this Award Agreement, and all arbitration proceedings thereunder.

(f) Nothing in this Award Agreement creates a substantive right to bring a claim under U.S. Federal, state, or local employment laws.

14. Governing Law. THIS AWARD WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

CERTAIN TAX PROVISIONS

15. Compliance of Award Agreement and Plan with Section 409A. The provisions of this Paragraph 16 apply to you only if you are a U.S. taxpayer.

(a) This Award Agreement is intended and will be construed to comply with Section 409A (including the requirements applicable to, or the conditions for exemption from treatment as, 409A Deferred Compensation), whether by reason of short-term deferral treatment or other exceptions or provisions. The Firm will have full authority to give effect to this intent. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the provisions of this Paragraph 15 and the other provisions of this Award Agreement, this Paragraph 15 will govern.

(b) Payment of the Award will not be delayed beyond the date on which all applicable conditions or restrictions on payment required by this Agreement are satisfied. To the extent that any portion of this Award is intended to satisfy the requirements for short-term deferral treatment under Section 409A, payment for such portion will occur by the March 15 coinciding with the last day of the applicable “short-term deferral” period described in Reg. 1.409A-1(b)(4) in order for the payment of the Award to be within the short-term deferral exception unless, in order to permit all applicable conditions or restrictions on payment to be satisfied, the Firm elects, pursuant to Reg. 1.409A-1(b)(4)(i)(D) or otherwise as may be permitted in accordance with Section 409A, to delay payment to a later date within the same calendar year or to such later date as may be permitted under Section 409A, including Reg. 1.409A-2(b)(7) (in conjunction with Section 3.21.3 of the Plan pertaining to Code Section 162(m)) and Reg. 1.409A-3(d). For the avoidance of doubt, if the Award includes a “series of installment payments” as described in Reg. 1.409A-2(b)(2)(iii), your right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment.

(c) Notwithstanding the timing provisions of Paragraph 9(c), the payment of the Award referred to therein will be made after the date of death and during the calendar year that includes the date of death (or on such later date as may be permitted under Section 409A).

(d) The timing of payment pursuant to Paragraph 9(a) will occur on the earlier of (i) the Payment Date or (ii) a date that is within the calendar year in which the termination of Employment occurs; provided, however, that, if you are a “specified employee” (as defined by the Firm in accordance with Section 409A(a)(2)(i)(B) of the Code), payment will occur on the earlier of the Payment Date or (to the extent required to avoid the imposition of additional tax under Section 409A) the date that is six months after your termination of Employment. For purposes of Paragraph 9(a), references in this Award Agreement to termination of Employment mean a termination of Employment from the Firm (as defined by the Firm) which is also a separation from service (as defined by the Firm in accordance with Section 409A).

(e) The timing of payment referred to in Paragraph 9(b)(i) will be the earlier of (i) the Payment Date or (ii) a date that is within the calendar year in which the Firm receives satisfactory documentation relating to your Conflicted Employment, provided that such payment will be made, and any Firm action referred to in Paragraph 9(b)(ii) will be taken, only at such time as, and if and to the extent that it, as reasonably determined by the Firm, would not result in the imposition of any additional tax to you under Section 409A.

(f) Paragraph 12 and Section 3.4 of the Plan will not apply to Awards that are 409A Deferred Compensation except to the extent permitted under Section 409A.

(g) Payment of the Award may be made, if and to the extent elected by the Firm, later than the Payment Date or other date or period specified hereinabove (but, in the case of any Award that constitutes 409A Deferred Compensation, only to the extent that the later payment is permitted under Section 409A).

(h) You understand and agree that you are solely responsible for the payment of any taxes and penalties due pursuant to Section 409A, but in no event will you be permitted to designate, directly or indirectly, the taxable year of the payment.

AMENDMENT AND CONSTRUCTION

16. Amendment. The Firm reserves the right at any time to amend the terms of this Award Agreement; provided that, no such amendment will materially adversely affect your rights and obligations under this Award Agreement without your consent; and provided further that the Firm expressly reserves its rights to amend the Award Agreement as described in Sections 1.3.2(h)(1), (2) and (4) of the Plan. A modification that impacts the tax consequences of this Award or the timing of payment of the Award will not be an amendment that materially adversely affects your rights and obligations under this Award Agreement. Any amendment of this Award Agreement will be in writing.

17. Construction, Headings. Unless the context requires otherwise, (a) words describing the singular number include the plural and vice versa, (b) words denoting any gender include all genders and (c) the words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.” The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof. References in this Award Agreement to any specific Plan provision will not be construed as limiting the applicability of any other Plan provision.

18. Actions of the Firm. Any right, responsibility, act or omission that is reserved to the Firm hereunder or to the Committee in the provisions of the Plan that apply to this Award, may be taken by the Board of Directors of The Goldman Sachs Group, Inc. (the “Board”), the Compensation Committee of the Board, the individuals who from time to time constitute the administrative committee of the SIP (the “SIP Committee”) or such other person or persons as the Board, the Compensation Committee or the members of the SIP Committee may designate, and each such person shall have the powers with respect to this Award as described in Section 1.3.2 of the Plan, and may take actions in the manner described in Section 1.3.3 of the Plan.

IN WITNESS WHEREOF, [            ] has caused this              Fixed Allowance Deferred Cash Award Agreement to be duly executed and delivered as of the Award Date.

[            ]

DEFINITIONS APPENDIX

The following capitalized terms are used in this Award Agreement with the following meanings:

(a) “409A Deferred Compensation” means a “deferral of compensation” or “deferred compensation” as those terms are defined in the regulations under Section 409A.

(b) “Qualifying Termination After a Change in Control” means that the Firm terminates your Employment other than for Cause or you terminate your Employment for Good Reason, in each case, within 18 months following a Change in Control.

The following capitalized terms are used in this Award Agreement with the meanings that are assigned to them in The Goldman Sachs Amended and Restated Stock Incentive Plan (2015) (the “Plan”), as modified by Paragraph 4.

(a) “Award Agreement” means the written document or documents by which each Award is evidenced, including any Award Statement.

(b) “Award Statement” means a written statement that reflects certain Award terms.

(c) “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York City are authorized or obligated by Federal law or executive order to be closed.

(d) “Cause” means (i) the Grantee’s conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (A) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, or (B) on a felony charge, or (C) on an equivalent charge to those in clauses (A) and (B) in jurisdictions which do not use those designations, (ii) the Grantee’s engaging in any conduct which constitutes an employment disqualification under applicable law (including statutory disqualification as defined under the Exchange Act), (iii) the Grantee’s willful failure to perform the Grantee’s duties to the Firm, (iv) the Grantee’s violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which the Firm is a member, (v) the Grantee’s violation of any Firm policy concerning hedging or pledging or confidential or proprietary information, or the Grantee’s material violation of any other Firm policy as in effect from time to time, (vi) the Grantee’s engaging in any act or making any statement which impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Firm or (vii) the Grantee’s engaging in any conduct detrimental to the Firm. The determination as to whether Cause has occurred shall be made by the Committee in its sole discretion and, in such case, the Committee also may, but shall not be required to, specify the date such Cause occurred (including by determining that a prior termination of Employment was for Cause). Any rights the Firm may have hereunder and in any Award Agreement in respect of the events giving rise to Cause shall be in addition to the rights the Firm may have under any other agreement with a Grantee or at law or in equity.

(e) “Change in Control” means the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving GS Inc. (a “Reorganization”) or sale or other disposition of all or substantially all of GS Inc.’s assets to an entity that is not an affiliate of GS Inc. (a “Sale”), that in each case requires the approval of GS Inc.’s shareholders under the law of GS Inc.’s jurisdiction of organization, whether for such Reorganization or Sale (or the issuance of securities of GS Inc. in such Reorganization or Sale), unless immediately following such Reorganization or Sale, either: (i) at least 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (A) the entity resulting from such Reorganization, or the entity which has acquired all or substantially all of the assets of GS Inc. in a Sale (in either case, the “Surviving Entity”), or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, as such Rule is in effect on the date of the adoption of the 1999 SIP) of 50% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (the “Parent Entity”) is represented by GS Inc.’s securities (the “GS Inc. Securities”) that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such GS Inc. Securities were converted pursuant to such Reorganization or Sale) or (ii) at least 50% of the members of the board of directors (or similar officials in the case of an entity other than a corporation) of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) following the consummation of the Reorganization or Sale were, at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale, individuals (the “Incumbent Directors”) who either (A) were members of the Board on the Effective Date or (B) became directors subsequent to the Effective Date and whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of GS Inc.’s proxy statement in which such persons are named as nominees for director).

(f) “Committee” means the committee appointed by the Board to administer the Plan pursuant to Section 1.3, and, to the extent the Board determines it is appropriate for the compensation realized from Awards under the Plan to be considered “performance based” compensation under Section 162(m) of the Code, shall be a committee or subcommittee of the Board composed of two or more members, each of whom is an “outside director” within the meaning of Code Section 162(m), and which, to the extent the Board determines it is appropriate for Awards under the Plan to qualify for the exemption available under Rule 16b-3(d)(1) or Rule 16b-3(e) promulgated under the Exchange Act, shall be a committee or subcommittee of the Board composed of two or more members, each of whom is a “non-employee director” within the meaning of Rule 16b-3. Unless otherwise determined by the Board, the Committee shall be the Compensation Committee of the Board.

(g) “Common Stock” means common stock of GS Inc., par value $0.01 per share.

(h) “Conflicted Employment” means the Grantee’s employment at any U.S. Federal, state or local government, any non-U.S. government, any supranational or international organization, any self-regulatory organization, or any agency or instrumentality of any such government or organization, or any other employer determined by the Committee, if, as a result of such employment, the Grantee’s continued holding of any Outstanding Award would result in an actual or perceived conflict of interest.

(i) “Covered Person” means a member of the Board or the Committee or any employee of the Firm.

(j) “Date of Grant” means the date specified in the Grantee’s Award Agreement as the date of grant of the Award.

(k) “Employment” means the Grantee’s performance of services for the Firm, as determined by the Committee. The terms “employ” and “employed” shall have their correlative meanings. The Committee in its sole discretion may determine (i) whether and when a Grantee’s leave of absence results in a termination of Employment (for this purpose, unless the Committee determines otherwise, a Grantee shall be treated as terminating Employment with the Firm upon the occurrence of an Extended Absence), (ii) whether and when a change in a Grantee’s association with the Firm results in a termination of Employment and (iii) the impact, if any, of any such leave of absence or change in association on Awards theretofore made. Unless expressly provided otherwise, any references in the Plan or any Award Agreement to a Grantee’s Employment being terminated shall include both voluntary and involuntary terminations.

(l) “Firm” means GS Inc. and its subsidiaries and affiliates.

(m) “Good Reason” means, in connection with a termination of employment by a Grantee following a Change in Control, (a) as determined by the Committee, a materially adverse alteration in the Grantee’s position or in the nature or status of the Grantee’s responsibilities from those in effect immediately prior to the Change in Control or (b) the Firm’s requiring the Grantee’s principal place of Employment to be located more than seventy-five (75) miles from the location where the Grantee is principally Employed at the time of the Change in Control (except for required travel on the Firm’s business to an extent substantially consistent with the Grantee’s customary business travel obligations in the ordinary course of business prior to the Change in Control).

(n) “Grantee” means a person who receives an Award.

(o) “GS Inc.” means The Goldman Sachs Group, Inc., and any successor thereto.

(p) “Outstanding” means any Award to the extent it has not been forfeited, cancelled, terminated, exercised or with respect to which the shares of Common Stock underlying the Award have not been previously delivered or other payments made.

(q) “Section 409A” means Section 409A of the Code, including any amendments or successor provisions to that Section and any regulations and other administrative guidance thereunder, in each case as they, from time to time, may be amended or interpreted through further administrative guidance.

(r) “Vested” means, with respect to an Award, the portion of the Award that is not subject to a condition that the Grantee remain actively employed by the Firm in order for the Award to remain Outstanding. The fact that an Award becomes Vested shall not mean or otherwise indicate that the Grantee has an unconditional or nonforfeitable right to such Award, and such Award shall remain subject to such terms, conditions and forfeiture provisions as may be provided for in the Plan or in the Award Agreement.